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                                                                    EXHIBIT 23.8

               CONSENT OF CREDIT SUISSE FIRST BOSTON CORPORATION


    We hereby consent to the inclusion of our opinion letter, dated March 12, 2001, to the Board of Directors of The CIT Group, Inc. (the "Company") as Annex B to the proxy statement/prospectus relating to the proposed merger of the Company with and into Tyco Acquisition Corp. XIX (NV), a direct wholly-owned subsidiary of Tyco International Ltd., and all references to Credit Suisse First Boston Corporation, Credit Suisse First Boston or CSFB in the sections captioned "SUMMARY--Opinion of Financial Advisor to CIT," "RISK FACTORS," "THE MERGER--Background of the Merger," "THE MERGER--Recommendation of the Board of Directors of CIT; Reasons of CIT for the Merger," and "THE MERGER--Opinion of Financial Advisor to CIT" of the proxy statement/ prospectus which forms a part of this Amendment No. 1 to the Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



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
                                                  CREDIT SUISSE FIRST BOSTON CORPORATION

                                                  By:  /s/ ROBERT NAU
                                                       ----------------------------------------------
                                                       Name: Robert Nau
                                                       Title:  Managing Director - Senior Advisor
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New York, New York
April 13, 2001